Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 16, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of American International Group, Inc., which appears in its Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
New York, New York
March 17, 2006